Exhibit 6.2

Amended and Restated

Operating Agreement

of

Encore Apartments LLC

a Minnesota limited liability company

THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED EXCEPT PURSUANT TO EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER THE APPLICABLE STATE SECURITIES LAWS.

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Amended and Restated Operating Agreement

ARTICLE 8 TRANSFERS		20
8.1	Registration, Transfer and Exchange	20
8.2	Restriction on Transfers	21
8.3	Transfer by Legal Process	21
8.4	Conditions to Permitted Transfers	21
8.5	Rights of Unadmitted Assignees	21
8.6	Resignation	22
ARTICLE 9 BOOKS OF ACCOUNT; REPORTS AND FISCAL MATTERS		22
9.1	Books; Place; Access	22
9.2	Fiscal Year	22
9.3	Tax Returns and Information	22
9.4	Tax Elections and Accounting	22
9.5	Partnership Representative	23
ARTICLE 10 CAPITAL		24
10.1	Capital Contributions	24
10.2	Capital Accounts	24
10.3	Compliance with Code Section 704 and Treasury Regulations	24
10.4	No Right to Return of Capital	24
10.5	Loans to the Company; No Interest on Capital	24
10.6	Creditor’s Interest in the Company	25
10.7	Additional Capital Contributions	25
ARTICLE 11 ALLOCATIONS OF PROFITS AND LOSSES		25
11.1	General	25
11.2	Special Allocations	27
11.3	Tax Allocations	29
ARTICLE 12 DISTRIBUTIONS		29
12.1	Distributions of Available Cash	29
12.2	Capital Event Distributions	30
12.3	Distributions for Tax Liabilities	30
12.4	Insolvency	31
12.5	Limitations on Distributions	31
12.6	Withholding; Composite and Similar Income Taxes	31
12.7	Redemption of Preferred Units	32
ARTICLE 13 DISSOLUTION AND LIQUIDATION		32
13.1	Events Causing Dissolution	32
13.2	Liquidation and Winding Up	32
13.3	Discretion; Reasonable Time for Winding Up	33
13.4	Restoration of Deficit Capital Accounts	33
ARTICLE 14 AMENDMENT		34
ARTICLE 15 REPRESENTATIONS, WARRANTIES OF THE MEMBERS; POWER OF ATTORNEY		35
15.1	Representations and Warranties of the Members	35
15.2	Power of Attorney	35
ARTICLE 16 MISCELLANEOUS PROVISIONS		36
16.1	Entire Agreement	36
16.2	Counterparts	36
16.3	Severability	36
16.4	Successors and Assigns	36
16.5	Notices	36
16.6	Headings; Interpretation	36
16.7	References	36
16.8	Governing Law	37
16.9	Waiver of Jury Trial	37
16.10	Third Party Benefit	37
16.11	Additional Actions and Documents	37
16.12	Specific Performance	37
16.13	Waiver of Partition	37
16.14	Pronouns	37

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Amended and Restated Operating Agreement

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ENCORE APARTMENTS LLC

This Amended and Restated Operating Agreement (this “Agreement”) of Encore Apartments LLC, a Minnesota limited liability company, is made and entered into effective as of January 17, 2025 (the “Effective Date”), by and among the Manager and those Persons who become Members of the Company from time to time as hereinafter provided.

RECITALS

A. The Company was formed on March 1, 2019, by the filing of the Articles of Organization with the Minnesota Secretary of State.

B. The then-current members of the Company previously entered into that certain Operating Agreement dated effective as of March 1, 2019, as amended by that certain Amendment to Operating Agreement dated effective as of December 1, 2021 (collectively, the “Existing Agreement”).

C. The Members and the Manager desire to amend and restate the Existing Agreement in its entirety and to enter into this Agreement for the purpose of governing the affairs of the Company and the conduct of its business from and after the Effective Date.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Manager, intending to be legally bound, hereby mutually agree as follows:

ARTICLE 1
DEFINITIONS

Unless the context otherwise specifies or requires, the terms defined in this ARTICLE 1 shall, for the purposes of this Agreement, have the meanings specified in this ARTICLE 1. Certain other capitalized terms used herein are defined elsewhere in this Agreement. All defined terms may be used in the singular or the plural, as the context requires.

“Act” means the Minnesota Revised Uniform Limited Liability Company Act, codified in Chapter 322C of the Minnesota Statutes, as amended from time to time.

“Additional Units“ is defined in SECTION 5.3.

“Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest, and (iv) any relative or spouse of the specified Person.

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Amended and Restated Operating Agreement

”Agreement” means this Amended and Restated Operating Agreement, as it may be amended or supplemented from time to time.

“Annual Business Plan” means, for each Fiscal Year, a proposed annual business plan for such Fiscal Year prepared by the Manager for the operation of the Project which shall include, at a minimum, the budget for the operation of the Project for such Fiscal Year.

“Articles of Organization” is defined in SECTION 2.2.

“Available Cash” means the aggregate amount of cash on hand or in any bank or similar account of the Company as of the end of each fiscal quarter, or other applicable period, derived from any source (other than Capital Contributions and “capital event” proceeds, as determined by the Manager in accordance with SECTION 12.2) that the Manager determines is available for distribution to the Members after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves and to make distributions for tax liabilities pursuant to SECTION 12.3, in each case, in the discretion of the Manager.

“Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.

“Capital Account” is defined in SECTION 10.2.

“Cause” shall mean (i) the occurrence of an act or omission which constitutes a “Default” or “Event of Default,” as applicable, under the Senior Loan and/or any other Loan Documents, (ii) embezzlement or other act of dishonesty by the Manager with respect to the Company’s business, (iii) the gross negligence, willful misconduct or bad faith of the Manager, or (iv) a breach of any material provision of this Agreement by the Manager, in each case, as determined by a court of competent jurisdiction.

“Capital Contribution” means the sum of the total amount of all cash and the fair market value of any property contributed to the Company by any Member. Each Member’s respective aggregate Capital Contribution shall be listed on the Membership Register, as maintained by the Manager in accordance with SECTION 10.1.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference in this Agreement to a Section of the Code shall be considered also to include any subsequent amendment or replacement of that Section.

“Common Member” means any Member that holds one or more whole or fractional Common Units.

“Common Member Pledge” is defined in SECTION 5.1(a)(iv).

“Common Units” is defined in SECTION 5.1.

“Company” means Encore Apartments LLC, the Minnesota limited liability company formed pursuant to the filing of the Articles of Organization and operated and governed by the terms of this Agreement.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) for the phrase “partnership minimum gain.” The amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

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Amended and Restated Operating Agreement

“Current Pay Preferred Return” means, with respect to each Preferred Member, the portion of the aggregate Preferred Return designated as “Current Pay Preferred Return” opposite the Preferred Member’s name on the Membership Register, as such Current Pay Preferred Return may be amended from time to time in accordance with this Agreement. In the event there is sufficient Available Cash, as determined by the Manager in its sole discretion, the Company intends, but shall not be obligated, to make monthly distributions of Current Pay Preferred Return to each Preferred Member in an amount equal to the balance of the Preferred Member’s Unreturned Capital Contributions from time to time, multiplied by (1 + “Current Pay” per annum rate) ^ (1 / 12) – 1. For purposes of clarity and avoidance of doubt, any distribution of Preferred Return by the Company pursuant to this Agreement shall be deemed applied, first, toward distribution of any accrued and unpaid Current Pay Preferred Return and, second, to any remaining accrued and undistributed portion of the aggregate Preferred Return.

“Effective Date” is defined in the Preamble.

“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fiscal Year” is defined in SECTION 9.2.

“Gross Asset Value” with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager; the Gross Asset Value of any property of the Company distributed to any Member shall be adjusted to equal the gross fair market value of such property on the date of distribution as determined by the Manager; and the Gross Asset Values of assets of the Company shall be increased (or decreased) to the extent the Manager determines that such adjustment is necessary or appropriate to comply with the requirements of Regulations Section 1.704-1(b)(2)(iv). The Manager shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the Gross Asset Value of assets contributed in a single or integrated transaction among each separate property on a basis proportional to their fair market values.

“Indemnitee” is defined in SECTION 7.1(a).

“Liquidating Event” is defined in SECTION 13.1.

“Loan Documents” means, collectively, the Senior Loan Agreement, the note(s), the mortgage(s)/deed(s) of trust, the assignment(s) of leases, and any and all other documents executed or delivered or consented to in connection with the Senior Loan, as the case may be, as the same may be amended, modified or supplemented from time to time.

“Manager” means the Person(s) elected by the Members in accordance with SECTION 6.6.

“Member” means each Person executing this Agreement and any other Person who properly acquires one or more whole or fractional Units in the Company and is admitted as a Member in accordance with SECTION 5.2 of this Agreement and shall exclude any Person who cease to be Members pursuant to SECTION 8.6 of this Agreement.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” that is set forth in Treasury Regulations Section 1.704-2(b)(4).

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Amended and Restated Operating Agreement

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” that is set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” that is set forth in Treasury Regulations Section 1.704-2(i)(1).

“Membership Register” is defined in SECTION 10.1.

“Net Income” means the net income that the Company generates with respect to a Fiscal Year, as determined for federal income tax purposes; provided, however, that such income (i) shall be increased by the amount of all income during such period that is exempt from federal income tax, (ii) shall be decreased by the amount of all expenditures that the Company makes (including the Company’s share of any such expenditure made by the Members) during such period that are not deductible for federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to SECTION 11.2. If the Gross Asset Value of an asset that is contributed to the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for federal, state, or local income tax purposes, the amount of depreciation, amortization, and other costs recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.

“Net Loss” means the net loss the Company generates with respect to a Fiscal Year, as determined for federal income tax purposes; provided, however, that such loss (i) shall be decreased by the amount of all income during such period that is exempt from federal income tax, (ii) shall be increased by the amount of all expenditures that the Company makes (including the Company’s share of any such expenditure made by the Members) during such period that are not deductible for federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to SECTION 11.2. If the Gross Asset Value of an asset that is contributed to the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.

“Nonrecourse Deductions” has the meaning of “nonrecourse deductions” that is set forth in Treasury Regulations Section 1.704-2(b)(1).

“Norhart Invest” means Norhart Invest LLC, a Minnesota limited liability company.

“Partnership Representative” is defined in SECTION 9.5.

“Percentage Interest” means, with respect to any holder of Units as of any date, the ratio (expressed as a percentage) of the aggregate number of Units held by such holder on such date to the aggregate number of Units outstanding on such date (or, if with respect to either the class of Preferred Units or the class of Common Units, the ratio (expressed as a percentage) of the aggregate number of such class of Units held by such holder on such date to the aggregate number of such class of Units outstanding on such date). The combined Percentage Interests of all holders of all Units (and similarly as to all holders of a class of Units) shall at all times equal one hundred percent (100%). The Percentage Interests of (a) the Common Members, determined separately as a group in accordance with the foregoing is referred to in this Agreement as such Common Members’ relative “Common Percentage Interests” and (b) the Preferred Members, determined separately as a group in accordance with the foregoing is referred to in this Agreement as such Preferred Members’ relative “Preferred Percentage Interests.”

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Amended and Restated Operating Agreement

“Person” means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee, or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

“Pledged Collateral” is defined in SECTION 5.1(a)(iv).

“Preferred Return” means, with respect to each Preferred Member, a return that shall accrue on the balance from time to time of such Preferred Member’s Unreturned Capital Contributions at a per annum rate set forth opposite the Preferred Member’s name on the Membership Register, as such Membership Register may be amended from time to time in accordance with this Agreement. To the extent noted on the Membership Register, the Preferred Return shall compound to the extent not distributed. The Preferred Return shall be determined on the basis of a year of 365 days, for the actual number of days occurring during the period for which the Preferred Return is being determined. Preferred Return shall be cumulative to the extent not distributed pursuant to this Agreement with respect to a period. The Preferred Return with respect to any Capital Contribution by a Preferred Member will accrue cumulatively from and including the date of such Capital Contribution to the date on which the Preferred Member making such Capital Contribution has received aggregate distributions pursuant to SECTION 12.1(b)(ii) and/or SECTION 12.2(c)(ii) (including distributions pursuant to SECTION 12.1(b)(ii) and/or SECTION 12.2(c)(ii) in accordance with SECTION 13.2) equal to 100% of such Capital Contribution.

“Preferred Member” means any Member that makes a Capital Contribution to the Company and is issued one or more whole or fractional Preferred Units in consideration of such Capital Contribution.

“Preferred Unit” is defined in SECTION 5.1.

“Principal Office” is defined in SECTION 2.4.

“Project” is defined in SECTION 3.1.

“Project Budget” is defined in SECTION 6.5(g).

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Manager for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of the Company’s or its Affiliates’ business as contemplated under this Agreement.

“Reviewed Year Member” is defined in SECTION 9.5.

“Securities Act” is defined in SECTION 8.4(b).

“Senior Lender” means the Person(s) listed in its capacity as lender under the then-current Senior Loan Agreement, and its respective successors and assigns.

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Amended and Restated Operating Agreement

“Senior Loan” means that certain mortgage loan (or such other applicable form of loan) from the then-current Senior Lender to the Company, which loan is, or will be, secured by a first lien on the Project.

“Senior Loan Agreement” means, at any point in time, the loan agreement (or similar equivalent agreement, document or instrument) then in effect by and between the Company, as borrower thereunder, and the applicable Senior Lender entered into in connection with the Senior Loan, as such may hereafter be amended, restated, or modified.

“Target Preferred Unit Redemption Date” means, with respect to each Preferred Member, the date or dates, as applicable, on which the Company intends to, but shall not be obligated to, redeem Preferred Units from the Preferred Member in accordance with this Agreement, as set forth on the Membership Register, as such Membership Register may be amended from time to time in accordance with this Agreement.

“Taxes on Pass Through Income” is defined in SECTION 12.3(a).

“Transfer” means, with respect to a Member’s Units, whether the word is capitalized or not, the sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such Units, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code. Any reference in this Agreement to a Section of the Treasury Regulations shall be considered also to include any subsequent amendment or replacement of that Section.

“Units” is defined in SECTION 5.1.

“Unreturned Capital Contributions” means, as of a particular date, with respect to each Preferred Member, the total amount of Capital Contributions made by such Preferred Member, reduced by all distributions made by the Company to such Preferred Member pursuant to or in respect of SECTION 12.1(b)(ii) and/or SECTION 12.2(c)(ii) (including distributions pursuant to SECTION 12.1(b)(ii) and/or SECTION 12.2(c)(ii) in accordance with SECTION 13.2).

ARTICLE 2
GENERAL

2.1 Operating Agreement. The Members agree that this Agreement constitutes the “Operating Agreement” of the Company within the meaning of Section 322C.0102, Subd. 17 of the Act, that shall be effective as of the Effective Date, and that it shall govern the rights, duties and obligations of the Members, except as otherwise expressly required by the Act.

2.2 Articles of Organization. The Members adopt, approve and ratify the execution and filing in the office of the Secretary of State of the State of Minnesota of the Articles of Organization of the Company on March 1, 2019 (the “Articles of Organization”).

2.3 Name. The name of the Company shall be and the business shall be conducted under the name of “Encore Apartments LLC” or under such other name or names as the Manager may determine. The Manager is authorized to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to use and to ensure the Company’s right to use such name or names.

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Amended and Restated Operating Agreement

2.4 Principal Place of Business. The location of the principal place of business of the Company shall be 1081 4th Street SW, Suite 400, Forest Lake, Minnesota 55205, or such other place as the Manager may from time to time determine (the “Principal Office”). The Company may maintain offices and places of business at such other place or places within or outside the State of Minnesota as the Manager deems advisable. The Manager is authorized and directed to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to conduct its business in such states.

2.5 Term of Existence. The Company was formed as of the time of the filing of the Articles of Organization in the Office of the Secretary of State of Minnesota and its term of existence shall continue until the Company is dissolved or liquidated in accordance with ARTICLE 13.

2.6 Duties of Members and Manager. The only duties of the Members and the Manager to the Company or to each other in respect of the Company shall be those established in this Agreement, and there shall be no other express or implied duties of the Members or the Manager to the Company or to each other in respect of the Company. To the maximum extent permitted under the Act and applicable law, the Members hereby eliminate and disclaim fiduciary duties, with the intention that the obligations of the Manager and Members under this Agreement shall be strictly contractual in nature.

2.7 Liability of Members. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.8 Liabilities of Manager. The Manager shall not be personally liable to the Company or the Members for monetary damages for breach of its duties hereunder except (i) for acts or omissions not in good faith or that involve intentional misconduct or a known violation of law; or (ii) for any transaction from which the Manager derived an improper personal benefit, in each case, as determined by a court of competent jurisdiction. Neither the amendment, modification or repeal of this SECTION 2.8 nor the adoption of any provision in this Agreement or the Articles of Organization inconsistent with this SECTION 2.8 shall adversely affect any right or protection of the Manager with respect to any act or omission that occurred before the time of such amendment, modification, repeal or adoption.

2.9 Other Ventures; Time and Attention. The Members, Manager and their respective Affiliates, may, during and after the term of the Company, engage in and possess an interest for their respective accounts in other business ventures of every nature and description, independently or with others, including such ventures that are competitive with the Company, and neither the Company nor any Member shall have any right in or to said independent ventures or any income or profits derived from said independent ventures. No Member or Manager shall be required to devote his, her, or its full business time and attention to the affairs of the Company, unless such Person expressly agrees otherwise in this Agreement or another written agreement.

ARTICLE 3
PURPOSE AND POWERS OF THE COMPANY

3.1 Purpose. The purpose of the Company is to acquire, operate and, ultimately, dispose, either directly or indirectly, the real property and improvements thereon located at 1081 4th Street SW, Forest Lake, Minnesota 55205, commonly known as Encore Apartments, designated as FHA No. 092-11528 (the “Project”), and to engage in any and all activities necessary, advisable or incidental thereto.

3.2 Powers of the Company. Subject to any limitations set forth in this Agreement, the Company, and the Manager, in the name and on behalf of the Company, shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement (if not prohibited by the Act), together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company, as set forth in SECTION 3.1.

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Amended and Restated Operating Agreement

3.3 HUD Required Provisions. Notwithstanding any clause or provision in the Articles of Organization or this Agreement and the governing documents of the Company, to the contrary, and so long as the United States Department of Housing and Urban Development (“HUD”), or its successors or assigns, insures or holds any loan to the Company (the “HUD Insured Loan”), including the loan secured by a $17,840,000 mortgage lien on the Project, the provisions in this SECTION 3.3 shall apply.

(a) For purposes of this SECTION 3.3, the following definitions shall apply:

“Borrower” means the Company.

“Lender” means the entity identified as “Lender” in the first paragraph of the Security Instrument, or any subsequent holder of the HUD-insured Note.

“HUD Regulatory Agreement” means the Regulatory Agreement between Borrower and HUD with respect to the Project, as the same may be supplemented, amended, or modified.

“Security Instrument” means the mortgage or deed of trust from Borrower in favor of Lender, as the same may be supplemented, amended, or modified.

“HUD-Insured Note” means the Note executed by Borrower, and described in the Security Instrument, including all schedules, riders, allonges and agenda, as such Note may be amended from time to time.

(b) If any of the provisions of Borrower organizational documents conflict with the terms of the HUD insured Note, Security Instrument, or HUD Regulatory Agreement (“HUD Loan Documents”), the provisions of the HUD Loan Documents shall control.

(c) No provision required by HUD to be inserted into the organizational documents may be amended without HUD’s prior written approval. Additionally, if there is a conflict between any HUD-required provisions inserted into this Agreement and any other provision of this Agreement, the terms of the HUD-required provisions will govern; and if there is a conflict between any of the provisions in the Borrower’s Operating Agreement or Articles of Organization and any HUD-required provisions of this Agreement, the HUD-required provisions will govern.

(d) Unless otherwise approved in writing by HUD, Borrower's business and purpose shall consist solely of the acquisition, ownership, operation and maintenance of the Project and activities incidental thereto. Borrower shall not engage in any other business or activity. The Project shall be the sole asset of the Borrower entity, which shall not own any other real estate other than the aforesaid Project.

(e) None of the following will have any force or effect without the prior written consent of HUD:

(i) Any amendment that modifies the term of Borrower's existence;

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Amended and Restated Operating Agreement

(ii) Any amendment that triggers application of the HUD previous participation certification requirements (as set forth in Form HUD-2530, Previous Participation Certification, or 24 CFR § 200.210, et seq.);

(iii) Any amendment that in any way affects the HUD Loan Documents;

(iv) Except as permitted under SECTION 3.3(k) below, any amendment that would authorize any member, manager, partner, owner, officer or director, other than the one previously authorized by HUD, to bind the Borrower entity for any matters concerning the Project which require HUD's consent or approval;

(v) A change that is subject to the HUD TPA requirements contained in Chapter 13 of HUD Handbook 4350.1 REV-1;

(vi) Any change in a guarantor of any obligation to HUD (including those obligations arising from violations of the HUD Regulatory Agreement); and

(vii) Any grant of a security interest in any of Borrower's assets or mortgaged property.

(f) Borrower is authorized to execute a Note and Security Instrument in order to secure a loan to be insured by HUD and to execute the HUD Regulatory Agreement and other documents required by the Secretary in connection with the HUD-insured loan.

(g) Any incoming member/partner/owner of Borrower must, as a condition of receiving an interest in the Borrower entity, agree in writing to be subject to the HUD Loan Documents and all other documents required in connection with the HUD-insured loan, to the same extent and on the same terms as the other members/partners/owners.

(h) Upon any dissolution, no title or right to possession and control of the Project, and no right to collect the rents from the Project, shall pass to any person or entity that is not bound by the HUD Regulatory Agreement in a manner satisfactory to HUD.

(i) The key principals of Borrower identified in the HUD Regulatory Agreement are liable in their individual capacities to HUD to the extent set forth in the HUD Regulatory Agreement.

(j) Borrower shall not voluntarily be dissolved or converted to another form of entity without the prior written approval of HUD.

(k) Borrower has designated MICHAEL S. KAEDING as its official representative for all matters concerning the Project that require HUD consent or approval. The signature of this representative will bind Borrower entity in all such matters. Borrower may, from time to time, appoint a new representative to perform this function, provided that the individual so appointed is 2530 Previous Participation Certified, and within three business days of doing so, will provide HUD with written notification of the name, address, and telephone number of its new representative. When a person other than the person identified above has full or partial authority with respect to management of the Project, Borrower will promptly provide HUD with the name of that person and the nature of that person's management authority.

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Amended and Restated Operating Agreement

(l) Any obligation of the Limited Liability Company to provide indemnification under this Operating Agreement shall be limited to (i) amounts mandated by state law, if any, (ii) coverage afforded under any liability insurance carried by the Company and (iii) available surplus cash of the Borrower as defined in the HUD Regulatory Agreement. Until funds from a permitted source for payment of indemnification costs are available for payment, the Limited Liability Company shall not (a) pay funds to any members, partners, officers and directors, or (b) pay the deductible on an indemnification policy for any members, partners, officers and directors.

ARTICLE 4
MEMBERS

4.1 Place and Time of Meeting. Meetings of the Members may be held at such place and at such time as may be designated by Manager. In the absence of a designation of place, meetings shall be held at the Principal Office. In the absence of a designation of time, meetings shall be held at 10:00 a.m.

4.2 Regular Meetings. Regular meetings of Members may be held on an annual or other less frequent periodic basis as may be determined by Manager.

4.3 Special Meetings. Special meetings of the Members for any purpose or purposes shall be called by Manager at the written demand of Members owning at least a majority of the Units outstanding and entitled to vote at such meeting. Such demand shall state the purpose or purposes of the proposed meeting. Within 10 days after Manager shall receive a proper demand to call a meeting, it shall cause a meeting to be duly called on a Business Day determined by Manager within 70 days of the date of receipt of such request. Business transacted at any special meeting shall be limited to the purpose or purposes stated in the demand.

4.4 Quorum, Adjourned Meetings. The presence, in person or by proxy, of Members who own at least a majority of the Units outstanding and entitled to vote at such meeting shall constitute a quorum for the transaction of business at any regular or special meeting of the Members. If a quorum is not present at a meeting, the Members present may adjourn to such day as they shall agree upon by a vote of the Members present who hold at least a majority of the Units held by the Members who are present and entitled to vote at such meeting. Notice of any adjourned meeting need not be given if the date, time and place thereof are announced at the meeting at which the adjournment is taken. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the Members may continue to transact business until adjournment notwithstanding the withdrawal of enough Members to leave less than a quorum.

4.5 Organization. At each meeting of the Members, an individual designated by the Manager, shall act as chair and any Person whom the chair of the meeting shall appoint shall act as secretary of the meeting.

4.6 Order of Business. The order of business at each meeting of the Members shall be determined by Manager, but such order of business may be changed by the vote of the Members present who hold at least a majority of the Units entitled to vote held by the Members who are present.

4.7 Voting.

(a) All questions at a meeting shall be decided by Members holding at least a majority of the Units entitled to vote on such matter at the time of the vote, except where otherwise required by the Act or this Agreement; it being understood that certain matters specified in this Agreement require the consent of (i) the Manager, (ii) a specified portion of the Members holding Preferred Units and/or (iii) a specified portion of the Members holding Common Units.

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Amended and Restated Operating Agreement

(b) Persons holding Units in a fiduciary capacity may vote the Units so held. If Units stand of record in the names of two or more Persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more Persons shall have the same fiduciary relationship respecting the same Units, unless Manager shall have been given written notice to the contrary and shall have been furnished with a copy of the instrument or order appointing them or creating a relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (i) if only one shall vote, his, her, or its act shall bind all; (ii) if more than one shall vote, the act of the majority voting shall bind all; and (iii) if more than one shall vote, but the votes shall be evenly split on any particular matter, then, except as otherwise required by law, each Person may vote the Units in question proportionately.

(c) No Member shall have any cumulative voting rights.

4.8 Notices of Meetings. A written notice of each regular and special meeting of Members shall be given not less than 10 nor more than 60 days before the date of such meeting to each Member entitled to vote at such meeting. Every notice of a meeting of Members shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

4.9 Proxies. Each Member may authorize another Person or Persons to act for him, her, or it by proxy by an instrument executed in writing and filed with the Manager. If any such instrument designates two or more Persons to act as proxies, any proxy may exercise all of the powers conferred by such written instrument unless the instrument shall otherwise provide. No such proxy shall be valid for more than one year from the date of its execution. Subject to the above, any proxy may be revoked if an instrument revoking it or a proxy bearing a later date is filed with the Manager.

4.10 Waiver of Notice. Notice of any regular or special meeting may be waived either before, at or after such meeting in writing signed by the Member entitled to the notice. Attendance by a Member at a meeting shall constitute a waiver of notice of such meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

4.11 Written Action. Any action that may be taken at a meeting of the Members may be taken without a meeting if done in writing and signed by that number of Members whose approval would be sufficient to approve such action at a meeting of the Members at which all Members entitled to vote were present. Any Electronic Transmission consenting to an action to be taken and transmitted by a Member, or by a Person or Persons authorized to act for a Member, shall be deemed to be written for purposes of this SECTION 4.11, provided that any such Electronic Transmission sets forth information from which the Company can determine that the Electronic Transmission was transmitted by the Member, or a Person authorized to act for the Member. The date on which such Electronic Transmission is transmitted shall be deemed to be the date on which such consent was signed.

4.12 Electronic Communications. To the fullest extent permitted under the Act, one or more Members may participate in a meeting by any means of communication through which all Members participating in the meeting may simultaneously hear each other during the meeting. For the purposes of establishing a quorum and taking any action at the meeting, a Member participating pursuant to this SECTION 4.12 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

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Amended and Restated Operating Agreement

4.13 ESIGN. Any agreement, certificate or document to be executed by or on behalf of the Company, the Manager or its Members may be executed and delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and such method will be deemed to have the same effect as if manual signatures had been affixed to the original and delivered to the other parties by United States mail.

ARTICLE 5
UNITS, NEW MEMBERS, CERTIFICATES

5.1 Membership Interests; Units. Membership interests in the Company constitute all of the rights to which a Member or assignee in the Company is entitled as provided in this Agreement and under law, together with all of the obligations of such Member or assignee to comply with all of the terms and provisions set forth in this Agreement and under law, and such interests are represented by “Units.” The Units in the Company shall initially be divided into two classes, “Common Units” and “Preferred Units,” which shall be issued in whole-Unit increments and fractions thereof, as deemed necessary or appropriate by the Manager or as required by law. The Company shall have the authority to issue an unlimited number of Common Units and an unlimited number of Preferred Units.

(a) Common Units. Except for such rights, preferences, privileges and restrictions that are set forth elsewhere in this Agreement, the rights, preferences, privileges, and restrictions granted to and imposed on the Common Units are set forth below in this SECTION 5.1(a).

(i) Distribution Rights. The distribution rights with respect to the Common Units shall be as provided in ARTICLE 12.

(ii) No Redemption Rights. Except as specifically provided herein, the Common Members do not have the right to require the Company to redeem any Common Units.

(iii) Voting Rights. Each Common Unit shall have the right to one vote for each such Common Unit, and the Common Members shall be entitled to notice of any Members’ meeting of the Company, and shall be entitled to vote upon such matters and in such manner as provided in this Agreement or as may be provided by the Act.

(iv) Security; Pledge. As security for the full and punctual payment and performance of the Manager’s and/or the Company’s obligations under this Agreement, the Senior Loan, the Loan Documents and/or such other related documents thereto, as applicable, the Common Member, by execution of this Agreement, hereby pledges to Norhart Invest, a continuing first priority lien on and security interest in all of the Common Units and/or other ownership interests in Company, and all rights in and to each, held by the Common Member (collectively, the “Pledged Collateral”), and in the event of a default by the Common Member pursuant to this SECTION 5.1(a)(iv), the Common Member shall assist with and take all reasonable actions, including, but not limited to, providing Norhart Invest with any documentation related to such Pledged Collateral, necessary for Norhart Invest to perfect its interest in the Pledged Collateral in accordance with the Uniform Commercial Code (such pledge, the “Common Member Pledge”).

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Amended and Restated Operating Agreement

(b) Preferred Units. Except for such rights, preferences, privileges and restrictions that are set forth elsewhere in this Agreement, the rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Units are set forth below in this SECTION 5.1(b).

(i) Distribution Rights. The distribution rights with respect to the Preferred Units shall be as provided in ARTICLE 12.

(ii) No Redemption Rights. Except as specifically provided herein, including, but not limited to, SECTION 12.7 below, the Preferred Members do not have the right to require the Company to redeem any Preferred Units.

(iii) Voting Rights. Except as required by the Act or otherwise specifically set forth in this Agreement, Preferred Units shall have no voting or governance rights. Except as required by the Act or as expressly specified in this Agreement, with respect to any issue or matter required to be approved or voted on solely by the Preferred Members, each Preferred Member shall have the right to one vote for each Preferred Unit held by such Preferred Member, and all Preferred Members shall vote separately as a single class.

5.2 Admission of New Members. Subject to the restrictions set forth in this Agreement, including, but not limited to SECTION 6.5, the Manager may, in its sole discretion, from time to time, admit additional Members to the Company in addition to transferees who are admitted as Members pursuant to ARTICLE 8. A Person shall become an additional Member (and shall be shown as such on the books and records of the Company) after execution and delivery by such Person of joinder to this Agreement in the form satisfactory to the Manager.

5.3 Issuance of Additional Units. Subject to the restrictions set forth in this Agreement, including, but not limited to those set forth in the final sentence of this SECTION 5.3 and SECTION 6.5, in the event the Manager determines, in its sole discretion, that additional funding is required for any reason not inconsistent with the business and purpose of the Company, the Manager may cause the Company to obtain such additional funding from one or more third parties, who may be, but are not required to be, existing Members or Affiliates, on such terms and conditions as the Manager may determine in its sole and absolute discretion. Such additional funding may be in the form of equity and/or debt, and may be obtained through the creation, sale and issuance of one or more existing or new classes or series of Units (“Additional Units”), the purchase price, rights, powers, preferences, obligations, qualifications, limitations and restrictions of which may be established by the Manager in its sole discretion. Such Additional Units may, subject to the applicable restrictions set forth in SECTION 6.5 and the final sentence of this SECTION 5.3, (i) rank senior to, junior to, or pari passu with any class or series of Units as to payment or the distributions of assets on liquidation, (ii) bear a stated distribution or allocation and/or rank senior to, junior to, or pari passu with any class or series of Units as to distributions of Available Cash and/or allocations of Net Income and/or Net Losses, (iii) be redeemable by the holder thereof, (iv) have voting or other rights with respect to the management of the Company that rank senior to, junior to, or pari passu with any class or series of Units, and/or (v) otherwise have rights, powers or preferences that are senior (or otherwise superior) to, junior to, or pari passu with, any outstanding class or series of Units. Notwithstanding the provisions of ARTICLE 14, the Manager shall have the right to amend this Agreement, without consent of any Member, to reflect the relative rights, powers, preferences, obligations, qualifications, limitations, and restrictions of any additional classes or series of Additional Units in connection with the creation and issuance thereof. Notwithstanding anything in this SECTION 5.3 to the contrary, that if the terms and conditions of any additional funding or the rights and preferences of any Additional Units would result in the subordination, reduction and/or dilution of the Preferred Members’ voting, economic or distribution rights, the Manager must obtain the prior written consent of the Preferred Members holding at least a majority of the Preferred Units then outstanding.

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Amended and Restated Operating Agreement

5.4 No Certificates for Units. The Units of the Company shall not be certificated unless otherwise determined by the Manager in its sole discretion. The Manager may, from time to time in its discretion, issue a certificate or other documentation to evidence the Units owned by the Member. The issuance of a certificate to a Member shall not obligate the Manager to issue to any other Member a certificate evidencing the Units held by any other Member(s). Any certificate, instrument or other documentation provided to evidence the Units owned by the Member may include a legend placed on such certificate, instrument or other documentation containing substantially the following language:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED EXCEPT PURSUANT TO EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER THE APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO SUBSTANTIAL RESTRICTIONS DESCRIBED IN THE COMPANY’S OPERATING AGREEMENT, BY AND AMONG ALL OF THE MEMBERS OF THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICE OF THE COMPANY. THE ACCEPTANCE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT SHALL BE DEEMED AN AGREEMENT TO BE BOUND BY THE TERMS AND CONDITIONS OF SAID AGREEMENT.”

5.5 Change of Name or Address. Each Member shall promptly notify the Manager of any change in name, address or contact information of the Member. The Manager shall cause to be entered such changes into all affected Company records, including the Membership Register.

ARTICLE 6
MANAGEMENT AND OPERATION OF COMPANY BUSINESS

6.1 Authority of the Members. Except as otherwise expressly provided in this Agreement, no Member shall have any authority to act for, or to assume any obligations or responsibility on behalf of, or bind any other Member or the Company. Each of the Members represents, warrants, and agrees that it shall not, unless expressly authorized by the Manager, represent to any third party with whom such Member is in contact concerning the affairs or the business of the Company that such Member has any authority to act for, or to assume any obligations or responsibilities on behalf of, the Company.

6.2 Authority of the Manager. The authority to manage, control, and conduct the business of the Company shall be vested exclusively in the Manager, and all decisions affecting the Company, its policies, and management shall be made by the Manager, except as otherwise required by the Act or this Agreement. Subject to the restrictions set forth in SECTION 6.5, the Manager shall have the power on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that the Manager, in its sole discretion, deems necessary or advisable or incidental thereto.

6.3 Duties of the Manager. In addition to duties specified elsewhere in this Agreement, the Manager shall manage the business and affairs of the Company. The Manager shall devote as much of the Manager’s time as is necessary to conduct the affairs of the Company. The Manager may delegate the day to day operations of the business of the Company to officers appointed pursuant to SECTION 6.3; provided, that the business and affairs of the Company shall be managed and all Company power shall be exercised under the ultimate direction of the Manager.

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Amended and Restated Operating Agreement

6.4 Officers. The Manager may, but need not, appoint one or more officers of the Company, which may include, but shall not be limited to, chief executive officer, chief operating officer, president, vice president, treasurer or chief financial officer, and such other officers as deemed necessary by the Manager. The Manager may delegate their day to day management responsibilities to any such officers, and such officers shall have the authority to contract for, negotiate on behalf of, and otherwise represent the interests of the Company as authorized by such Manager. Each officer shall perform such duties and have such powers as the Manager shall designate from time to time; provided, that, any offices created by the Manager, unless it otherwise determines, shall have the comparative roles for such offices in a corporation. Each officer shall hold office at the pleasure of the Manager and until its successor shall have been duly appointed and qualified, unless sooner removed. Any individual may hold any number of offices.

6.5 Restrictions on the Authority of the Manager. Notwithstanding anything contained in this Agreement to the contrary, provided so long as Norhart Invest is the legal and beneficial owner of all then-outstanding Preferred Units, the Manager may not take (or cause the Company to take) any of the decisions listed below (each, a “Major Decision”) without the prior approval or written consent of the Preferred Members, and such vote or consent is sufficient to authorize any Major Decision. All other decisions regarding the business of the Company may be made by the Manager and/or any duly appointed officer of the Company, unless this Agreement expressly provides otherwise or unless such decision falls outside of the scope of the official duties of such officer, as determined by the Manager in its discretion.

(a) Engage in business other than owning and operating the Project or take any act that would prohibit or make it impossible to carry on the ordinary business of the Company;

(b) Acquire or own a material asset other than the Project and incidental personal property;

(c) Sell the Project and/or otherwise trigger the disposition of the Project or any portion thereof, except as provided for in this Agreement and/or the Senior Loan;

(d) Grant a lien or encumbrance on any Company assets, including, but not limited to, the Project, except as required by the Senior Loan, the Senior Lender, the Loan Documents and/or such other documents related thereto;

(e) Appoint, elect or remove any manager, employee or officer of the Company (other than removal for cause) and/or delegate any authority to such employees outside of their normal scope of authority;

(f) Approve each Annual Business Plan, make any modifications thereto that result in a material increase of the original budget in such Annual Business Plan, or expend funds in a manner inconsistent with the approved Annual Business Plan, but excluding expending funds for an emergency action upon

(g) Make any material change in the design or strategy of the Project which deviates from the initial plans and specifications, including any proposed change that would result in a material increase in the budget for the development and construction of the Project (the “Project Budget”);

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Amended and Restated Operating Agreement

(h) Terminate the Project property manager or replace the Project property manager with another Person, except for termination for cause or the property manager’s exercise of any termination rights provided in the property management agreement or similar document governing the relationship between the Project property manager and the Company;

(i) Approve of the execution of any lease of any part or all of the Project, provided that no such approval will be required for leases of units of the Project in the ordinary course of business at then market rates (taking into account any concessions mutually agreed upon by the Company (or the Manager, on behalf of the Company) and the property manager);

(j) Other than as permitted by the property management agreement or similar document governing the relationship between the Project property manager and the Company;, approve, terminate, reduce or modify insurance for the Company, including establishing limits and coverages under the Company’s insurance policies and any changes thereto;

(k) causing zoning, permitting or material design changes affecting the Project or entering into any easement agreement or similar agreement with respect to the Project;

(l) Subject to the requirements of the Loan Documents, if there is a material casualty to any part or all of the Project, approval of any decision not to repair and restore the Project following such material casualty;

(m) Commingle Company assets with the assets of any other Person, or maintain Company assets in a way difficult to segregate and identify;

(n) Fail to hold itself out to the public as a legal entity separate from any other;

(o) Fail to conduct business solely in its name;

(p) Fail to maintain records, accounts or bank accounts separate from any other Person or entity;

(q) File or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for benefit of creditors;

(r) Fail to remain solvent and/or pay its own debts and liabilities from Company assets (to the extent of such funds and assets), as the same shall become due;

(s) Incur additional liabilities or indebtedness except for the Senior Loan and/or any additional indebtedness permitted under the Senior Loan;

(t) Making any loans to any Member, any Affiliate of a Member or any other Person;

(u) Assume or guaranty the debts of any other Person, will not hold itself out to be responsible for the debts of any other Person, and will not otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(v) Admit any Persons as additional Members except as provided for in SECTION 5.2;

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Amended and Restated Operating Agreement

(w) Issue or authorize the issuance of any additional Units except as provided for in SECTION 5.3;

(x) Transfer or dispose of, whether directly or indirectly, or any attempt thereof, any Common Units held by the Manager;

(y) Form any subsidiary of the Company;

(z) Change the legal status of the Company or dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets;

(aa) Approve any changes to the initial tax elections of the made for federal, state, or local purposes;

(bb) Electing or varying any depreciation or accounting methods, changing the Fiscal Year of the Company or making any other material change regarding the treatment of any transaction for bookkeeping and/or tax purposes except as set forth in this Agreement;

(cc) Violate or cause to be violated the assumptions made with respect to Company, and its direct or indirect constituent entities in any opinion letter pertaining to substantive consolidation delivered to Senior Lender in connection with financing of the Project, including, but not limited to, the Senior Loan, if any; or

(dd) Modify, amend or revise its organizational documents (including, but not limited to the Articles of Organization and/or this Agreement).

Whenever the Manager desires to take any action with respect to any matter described in this SECTION 6.5 or which otherwise requires the approval or written consent of the Preferred Members, the Manager shall notify the Preferred Members in writing and shall include in such notice information as is reasonably necessary for the Preferred Members to make an informed decision with respect to such action. In the event any Preferred Member fails to timely notify the Manager of its approval or disapproval within seven Business Days, the action shall be deemed to be approved by such Preferred Member. Upon any approval, each Preferred Member hereby acknowledges and agrees to memorialize upon request, in an executed written action, the action so approved or deemed approved.

6.6 Removal and Replacement. The Manager shall be elected and removed, solely as provided for in this SECTION 6.6 below. Except as set forth in this SECTION 6.6, the Members shall have no right to remove or replace the Manager.

(a) Election of the Initial Manager. The initial Manager of the Company as of the Effective Date shall be elected by the affirmative vote or written consent of the Members holding a majority of the then-outstanding Preferred Units. The initial Manager of the Company shall be Norhart Properties LLC.

(b) Removal of the Manager. So long as Norhart Invest is the legal and beneficial owner of all then-outstanding Preferred Units, the Preferred Members may remove the Manager for Cause by executing a written resolution that sets forth in detail the actions or inactions of the Manager which constitute the Cause which is the basis for the Manager’s removal. Following execution of such written resolution by the Preferred Members in accordance with the foregoing sentence, such written resolution shall be delivered to the Manager and each Member who is not a signatory to such resolution. The Manager shall have 30 days from receipt of such written resolution to cure the action or inaction constituting the Cause upon which the Manager’s proposed removal is based. The proposed removal of the Manager shall become effective only if the alleged actions or inactions giving rise to such Cause are not cured (or the adverse effects thereof are not substantially ameliorated) prior to expiration of such 30-day period; provided, however, that in accordance with SECTION 6.6(c) below, Norhart Invest may (i) assume the role as Manager of the Company hereunder or (ii) appoint a replacement Manager of the Company prior to the expiration of such 30-day period if Norhart Invest, in its sole discretion, determines that doing so is necessary to protect and enforce the rights of Company and/or the Manager (in each case, whether held directly or directly) which relate to the Project, the Senior Loan and/or any other Loan Documents. Any Manager removed in accordance with this 6.6(a) shall be replaced by the affirmative vote or written consent of Preferred Members.

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Amended and Restated Operating Agreement

(c) Resignation; Vacancies. The Manager may resign at any time. Such resignation shall be made in writing delivered to the Company and the Members and shall take effect at the time specified therein, or, if not time is specified, then at the time of its receipt by the Company. So long as Norhart Invest is the legal and beneficial owner of all then-outstanding Preferred Units, all vacancies shall be filled by the affirmative vote or written consent of the Preferred Members. In the event that Norhart Invest shall not have the right to fill vacancies of the Manager in accordance with the foregoing sentence, all vacancies shall be filled by the affirmative vote or written consent of the Members holding a majority of the then-outstanding Common Units.

(d) Right to Remedy. Following the occurrence of a removal of the Manager for Cause in accordance with SECTION 6.6(a) above (any such removal, a “Removal Event”), Norhart Invest may, in addition to any other rights or remedies available to it under this Agreement or at law or in equity, but in all events subject to the terms of the Loan Documents, take such action, without notice, demand and/or consent of any other Member, as it reasonably deems advisable to protect and enforce its rights and/or the rights of Company and/or the Manager (in each case, whether held directly or directly) which relate to the Project, the Senior Loan and/or any other Loan Documents, or any one or more of them, including, but not limited to, the following actions, each of which may be pursued singly, concurrently or otherwise, at such time and in such order as Norhart Invest may determine, in its sole discretion, without impairing or otherwise affecting any other rights and remedies of the Company hereunder, at law or in equity:

(i) Upon and as of the date of any Removal Event, Norhart Invest shall, in its sole and absolute discretion, either assume the role as Manager of the Company hereunder or appoint a replacement Manager of the Company in accordance with SECTION 6.6(a) above;

(ii) Enforce its rights as pledgee pursuant to the Common Member Pledge, including, but not limited to, to transfer to or to register in the name of Norhart Invest (or any of its respective nominees) in the books of the Company, any or all of the Pledged Collateral; and/or

(iii) Take any action deemed by Norhart Invest, in its sole discretion, as necessary to cure any breach, default or event of default (as applicable) under the Senior Loan and/or any other Loan Documents.

6.7 Reliance by Third Parties. Any Person dealing with the Company, other than a Member, may rely on the authority of the Manager without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action is actually taken in accordance with the provisions of this Agreement.

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Amended and Restated Operating Agreement

6.8 Reimbursement of Expenses. The Company has agreed to pay the Manager and/or one or more of Affiliates of the Manager, and the Company shall be obligated to pay to the Manager and/or such Affiliate(s), all third-party, out-of-pocket expenses incurred by them for the benefit of the Company, including expenses directly related to the purchase, sale and holding the Project, legal, administrative and accounting fees and other operating expenses of the Company. Each Member hereby agrees that the Manager and/or such Affiliate(s) shall be entitled to receive such reimbursements without any further act, approval or vote of the Members, and that the Company may also advance funds to the Manager or its Affiliates to pay for costs incurred in connection with the operation of the Project. Reimbursements made pursuant to this SECTION 6.7 will be treated as expenses of the Company and will not be deemed to constitute distributions to the Manager of profit, income or capital of the Company to which it may be entitled, in its capacity as a Member, Manager or otherwise, under other provisions of this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1 General.

(a) To the fullest extent permitted by law the Manager and its Affiliates, directors, principals, officers, employees, managers, members and any other persons as the Manager may designate (each individually, an “Indemnitee”) shall be indemnified, held harmless and defended by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, and other amounts paid in settlement, incurred, or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending, or completed claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company.

(b) To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this SECTION 7.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it is determined that such Indemnitee is not entitled to be indemnified therefor pursuant to this SECTION 7.1.

(c) The indemnification provided by this SECTION 7.1 shall be in addition to any other rights to which any Indemnitee may be entitled under any other agreement, by determination of the Manager, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

(d) An Indemnitee shall not be denied indemnification in whole or in part under this SECTION 7.1 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in SECTION 7.1(a).

(e) The Company may, but shall have no obligation to, purchase and maintain insurance covering any potential liability of the Indemnitees for any actions or omissions for which indemnification is permitted hereunder, including such types of insurance (including extended coverage liability and casualty and workers’ compensation) as would be customary for any Person engaged in a similar business, and may name the Indemnitees as additional insured parties thereunder.

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Amended and Restated Operating Agreement

7.2 No Member Liability. Any indemnification under SECTION 7.1 shall be satisfied solely out of the assets of the Company and no Indemnitee shall have any recourse against any Member with respect to such indemnification.

7.3 Indemnification Procedures.

(a) Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to SECTION 7.1, the Indemnitee shall notify the Company in writing within 30 days thereafter; provided, however, that any omission to notify the Company will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company) nor from any other liability that it may have to any Indemnitee.

(b) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee shall have been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

7.4 Settlements. The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

7.5 Survival. The indemnification obligations set forth in this ARTICLE 7 shall survive the termination of this Agreement.

ARTICLE 8
TRANSFERS

8.1 Registration, Transfer and Exchange. The Manager shall maintain at the Principal Office, or at such other place as the Manager may from time to time determine, a copy of this Agreement and the Membership Register on which the Manager shall reflect all Transfers of outstanding Units that are made pursuant to this Agreement; provided, however, that the Manager shall not reflect on such Membership Register any transfer that is not made in compliance with this ARTICLE 8. The Company may treat any Person in whose name Units are recorded on the Membership Register as the absolute owner of such Units.

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Amended and Restated Operating Agreement

8.2 Restriction on Transfers. In addition to any restrictions imposed by the federal securities laws and any applicable state securities or “blue-sky” laws, no Member may Transfer all or any part of any Unit, whether for consideration or not, and no transferee thereof shall have any rights in the Company or be or have any rights as a Member with respect to all or any part of any such Unit attempted to be transferred, and any such attempted Transfer of all or any part of a Unit shall be entirely null and void, unless the transferor has received the prior written consent of the Manager and the transferor and transferee comply with the provisions of SECTION 8.4. The appropriate Company records and any certificates representing the Units, if any, shall be noted to prevent any transfers in violation of this SECTION 8.2. No Member may transfer any portion of such Member’s rights in or obligations to the Company as a Member except pursuant to a Transfer of Units.

8.3 Transfer by Legal Process. Upon any involuntary transfer of all or any portion of the Units of a Member pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, divorce decree, bankruptcy, or similar legal process (or by operation of law resulting from the death, disability, liquidation, dissolution or winding-up of a Member), such Member shall cease to be a Member with respect to any Units so transferred and the transferee shall have no right to become a Member or vote in any Company matters unless admitted with the written consent of the Manager, and subject to compliance with the provisions of SECTION 8.4.

8.4 Conditions to Permitted Transfers. No transfer otherwise permitted by any provisions of this Agreement shall be valid unless and until the following conditions are satisfied (any of which conditions may be waived by the Manager in its discretion):

(a) the transferor and the transferee, as the case may be, shall provide such legal opinions, documentation and agreements as the Manager may reasonably request, including, without limitation, (i) an instrument in form acceptable to the Manager pursuant to which such transferee makes certain representations, warranties and undertakings, assumes each and every obligation of the transferring Member under this Agreement and agrees to be bound by and observe the terms of this Agreement; and (ii) an opinion of counsel satisfactory to the Manager that such Transfer is exempt from registration under the Securities Act and shall not otherwise violate applicable law; provided, however, that in the case of a transfer of Units at death or involuntarily by operation of law, the transfer shall be confirmed by presentation to the Company of legal evidence of such transfer, in form and substance satisfactory to counsel of the Company.

(b) The transferee shall certify to the Company, if requested by the Manager, that the transferee is an “accredited investor” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(c) The transferee shall reimburse the Company for all costs and expenses reasonably incurred by the Company in connection with such transfer including, without limitation all legal fees and costs of the preparation, execution, filing or publishing of any amendment to the Articles of Organization or this Agreement.

8.5 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a substituted Member pursuant to SECTION 8.4 hereof shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect any books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

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Amended and Restated Operating Agreement

8.6 Resignation. No Member may resign, retire or otherwise withdraw from the Company before the dissolution and winding up of the Company pursuant to ARTICLE 13 without the written consent of the Manager, except in connection with a Transfer of all of such Member’s Units as permitted under this ARTICLE 8.

ARTICLE 9
BOOKS OF ACCOUNT; REPORTS AND FISCAL MATTERS

9.1 Books; Place; Access. The Manager shall maintain books of account on behalf of the Company at the Principal Office or such other place as may be designated by the Manager. Unless otherwise required by law, the books and records of the Company may be kept electronically. Such books and records shall be available, upon 10 Business Days’ notice to the Manager, for inspection at the Principal Office at reasonable times during business hours on any Business Day by each Member or its duly authorized agents or representatives for a purpose reasonably related to such Member’s interest as a Member of the Company. Each Member agrees that (i) such books and records contain confidential information relating the Company and its business and affairs, (ii) the Manager shall have the authority, to the fullest extent permitted by the Act, to prohibit or limit, in its reasonable discretion to protect the best interests of the Company, access to or the making of any copies of such books and records, and (iii) the Company may charge a reasonable fee for production of such records, including printing costs, photocopy costs and the like.

9.2 Fiscal Year. The fiscal year of the Company shall end on the 31st day of December of each year (the “Fiscal Year”).

9.3 Tax Returns and Information.

(a) Tax Returns. The Manager shall cause income and other required federal, state and local tax returns for the Company to be prepared. The Company shall make such other elections as the Manager shall deem to be in the best interests of the Company and the Members. The cost of preparation of such returns by outside preparers, if any, shall be borne by the Company. In the event of a transfer of an interest in the Company permitted under this Agreement, the Company shall, at the request of the transferring Member, file an election under Code Section 754 to adjust the bases of the assets of the Company in accordance with the provisions of Code Section 743. Any costs associated with such election (such as accounting fees) shall be borne by the transferring Member.

(b) Schedule K-1. The Company shall furnish to each Member (i) as soon as reasonably possible after the close of each Fiscal Year such information concerning the Company as is reasonably required for the preparation of such Member’s income tax returns (provided, however, that if the Company is unable to deliver a Schedule K-1 by March 1 following the close of the Fiscal Year, the Company shall use its best efforts to provide a requesting Member with a good faith estimate of such information) and (ii) as soon as reasonably possible after the close of each of the Company’s first three fiscal quarters of each Fiscal Year such information concerning the Company as is reasonably required to enable the Member to pay estimated taxes.

9.4 Tax Elections and Accounting. The Manager, in consultation with the Company’s tax advisers, shall make or refrain from making any elections required or permitted to be made by the Company under the Code and shall choose the Company’s tax accounting method from all available tax accounting methods. The Manager may, at the time and in the manner provided in Treasury Regulations Section 1.754-1(b), cause the Company to elect pursuant to Code Section 754 to adjust the basis of the assets of the Company in the manner provided in Code Sections 734 and 743.

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Amended and Restated Operating Agreement

9.5 Partnership Representative. The Manager shall designate a Person to act as the “partnership representative” for purposes of Section 6223 of the Code and any analogous provision of state, local, or foreign law for a taxable year of the Company to which such analogous provision applies (the “Partnership Representative”). If applicable, the Partnership Representative shall designate the “designated individual” (as such term is defined under Treasury Regulations Section 301.6223-1(b)(3)) in the manner prescribed by the Treasury Regulations. The Partnership Representative shall have all of the rights, duties, powers, and obligations provided for in Sections 6221 through 6241 of the Code with respect to the Company, including all decisions regarding elections under Section 6221(b) or Section 6226 of the Code. If (a) the Company becomes liable for any taxes, interest or penalties under Section 6225 of the Code, or under any analogous provision of state, local, or foreign law and (b) the amount of such tax liability that is allocable to a Person that was a Member of the Company for all or a portion of the taxable year to which such liability relates (a “Reviewed Year Member”), including any associated interest and penalties, as reasonably determined by the Manager, taking into account (i) the Reviewed Year Member’s share of the Net Income or Net Losses, of specially allocated, individual items of Company income, gain, deduction, and loss, and of credits to which such adjustment and imputed underpayment relate and (ii) other relevant information (for example, the Reviewed Year Member’s obligation (if any) to indemnify, defend, or hold harmless the Company or any other Member for some or all of such adjustment and imputed underpayment (and any associated interest and penalties) or the Reviewed Year Member’s obligations and liabilities (if any) arising from or related to the Reviewed Year Member’s representations, warranties, and covenants pursuant to this Agreement), exceeds the amount of Company funds that otherwise would be then-distributable to the Reviewed Year Member, notwithstanding any other provision of this Agreement, the Reviewed Year Member will contribute to the Company, at least three Business Days prior to the due date of the Company’s payment, the amount of funds required (i.e., the full amount of the payment with respect to the Reviewed Year Member if no Company funds would be then-distributable to the Reviewed Year Member or the amount by which the amount of the payment with respect to the Reviewed Year Member exceeds the amount of Company funds that otherwise would be then distributable to the Reviewed Year Member) to allow the Company to satisfy fully and timely its obligation to pay such taxes, interest, or penalties under Section 6225 of the Code, or under any analogous provision of state, local, or foreign law. Any such amount paid by a Reviewed Year Member to the Company shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Members. In addition, each of the Partnership Representative and the Manager is authorized to withhold from distributions, if any, then otherwise to be made to one or more of the Reviewed Year Members and to pay to any such taxes, interest, or penalties under Section 6225 of the Code, or under any analogous provision of state, local, or foreign law. Any amount withheld or paid with respect to a Reviewed Year Member pursuant to this SECTION 9.5 shall be treated as an amount distributed to such Reviewed Year Member for all purposes under this Agreement. Each Reviewed Year Member shall furnish the Partnership Representative with such information as the Partnership Representative may reasonably request to permit the Partnership Representative to perform the Partnership Representative’s duties under the Code. The Partnership Representative shall not be liable to the Company, any Member, or any Reviewed Year Member for any act or omission of the Partnership Representative that was in good faith and in the belief that such act or omission was in, or was not opposed to, the best interests of the Company. The Partnership Representative shall be indemnified by the Company in respect of any claim based upon such act or omission, provided that such act or omission does not violate this Agreement and does not constitute gross negligence, fraud, or a willful violation of law. The Partnership Representative shall inform all Members and Reviewed Year Members of all material tax matters of which the Partnership Representative becomes informed by giving the Members and the Reviewed Year Members notice thereof within 30 days after the Partnership Representative’s becoming so informed. The Company shall bear all expenses and costs of the Partnership Representative except to the extent that the Partnership Representative incurred the expense or cost in connection with an act or omission by the Partnership Representative that violates this Agreement or constitutes gross negligence, fraud, or a willful violation of law. The Company’s initial Partnership Representative shall be the initial Manager elected in accordance with this Agreement. If provisions of state or local law analogous to Sections 6221 through 6231 of the Code (as in effect before amendment by the Bipartisan Budget Act of 2015 (P.L. 114-74)) apply to a taxable year of the Company, the Partnership Representative shall serve as the “tax matters partner” with respect to such taxable year, and the provisions of this SECTION 9.5 shall, to the extent applicable, apply to any audit governed by such provisions of state or local law. This SECTION 9.5 shall survive (i) the termination, liquidation, or dissolution of the Company and (ii) the transfer, redemption, or liquidation of a Member’s interest in the Company.

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Amended and Restated Operating Agreement

ARTICLE 10
CAPITAL

10.1 Capital Contributions. The Manager shall maintain at the Principal Office, or at such other place as the Manager may from time to time determine, a copy of this Agreement, together with a record of Members, which exhibit shall serve as the official register of the membership of the Company (the “Membership Register”). The Membership Register shall set forth, with respect to each Member, as applicable, (a) the Member’s name, (b) Capital Contributions by the Member, (c) the number, class and/or series of Units the Company has issued to the Member, (d) the Member’s Percentage Interest, (e) the Member’s Preferred Return, (f) the Member’s Current Pay Preferred Return, and (g) the Target Preferred Unit Redemption Date. The Manager will update the Membership Register from time to time to reflect changes in the number of outstanding Units and is authorized to substitute a successor Membership Register in replacement of the then-existing Membership Register maintained at the Principal Office or such other place determined by the Manager. In addition, the Manager may, from time to time, amend the Membership register modify the Preferred Return, Current Pay Preferred Return and/or Target Preferred Unit Redemption Date with respect to any Preferred Member upon receipt of the prior consent of the affected Preferred Member.

10.2 Capital Accounts. A separate Capital Account (“Capital Account”) shall be maintained for each Member in accordance with Code Section 704 and Treasury Regulations Section 1.704-1(b)(2)(iv). The Manager shall increase or decrease the Capital Accounts in accordance with the rules of such regulations including, without limitation, upon the occurrence of any of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f). The Manager’s determination of Capital Accounts shall be binding upon all parties.

10.3 Compliance with Code Section 704 and Treasury Regulations. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Agreement regarding the maintenance of Capital Accounts shall be construed so as to comply with the provisions of Code Section 704 and the Treasury Regulations promulgated thereunder. The Manager is hereby authorized to modify the provisions of this Agreement to the minimum extent necessary to comply with Code Section 704 and such Treasury Regulations. Any such modifications shall be made in a manner that, to the maximum extent possible, does not alter the parties’ rights to distributions under ARTICLE 12.

10.4 No Right to Return of Capital. No Member shall be entitled to have any Capital Contribution returned to it or to receive any distribution from the Company upon withdrawal or otherwise, except in accordance with the express provisions of this Agreement. No unreturned Capital Contribution shall be deemed or considered to be a liability of the Company or any Member. No Member shall be required to contribute any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

10.5 Loans to the Company; No Interest on Capital. The Members may, but are not obligated to, make loans to the Company from time to time, as authorized by the Manager. Any such loans shall not be treated as Capital Contributions to the Company for any purpose under this Agreement nor entitle such Member to any increase in its share of Net Income or Net Losses, other allocable items of income, gain, loss, and deduction of the Company, and distributions of the Company, but the Company shall be obligated to such Member for the amount of any such loans pursuant to the terms thereof, as the same are determined by the Manager and such Member. Interest with respect to the outstanding amount of any loans made by a Member to the Company shall accrue and be payable at such times and at such rate as shall be determined by the Manager and such Member. No interest shall be paid on any Capital Contribution to the Company or on any balance in any Capital Account.

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Amended and Restated Operating Agreement

10.6 Creditor’s Interest in the Company. No creditor who makes a loan to the Company shall have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor. Notwithstanding the foregoing, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

10.7 Additional Capital Contributions. Except as provided in SECTION 9.5, SECTION 12.6 and SECTION 13.4, no Member shall be required to make additional Capital Contributions over and above such Member’s initial Capital Contribution unless such Member and the Company agree that such Member will make the additional Capital Contributions. Except as otherwise provided for in this Agreement, no Member shall have preemptive rights to acquire Units in connection with any such Capital Contributions that are described in the preceding sentence.

ARTICLE 11
ALLOCATIONS OF PROFITS AND LOSSES

11.1 General. Except as otherwise provided in SECTION 11.2, and after making the adjustments described in SECTION 11.1(c), all Net Income or Net Losses of the Company, and, to the extent that it is necessary, individual items of Company income, gain, loss, or deduction, with respect to a Fiscal Year shall be allocated to the Members as follows:

(a) Allocations Not in Connection with a Capital Event. Allocations of Net Income or Net Losses that are not made for a Fiscal Year during which distributions are made with respect to a “capital event” (as determined for purposes of SECTION 12.2) occur shall be allocated as follows:

(i) Net Income. Net Income shall be allocated as follows:

(1) First, to each Member, in an amount equal to, if any, the cumulative Net Losses allocated to such Member for all prior Fiscal Years pursuant to SECTION 11.1(a)(ii)(2) over the cumulative Net Income allocated to such Member pursuant to this SECTION 11.1(a)(i)(1) for the current Fiscal Year and all prior Fiscal Years, to be allocated in proportion to their respective excess amounts; and

(2) Second, to the Preferred Members to the extent of and in the aggregate amount of distributions to such Preferred Members pursuant to SECTIONS 12.1(a)(i) and 12.1(b)(i), until the aggregate Net Income allocated to each such Preferred Member pursuant to this SECTION 11.1(a)(i)(2) s equal to such distributions made to that Preferred Member pursuant to said SECTIONS 12.1(a)(i) and 12.1(b)(i); and

(3) Third, one hundred percent (100%) to the Common Members, as a class, in accordance with their respective Common Percentage Interests.

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Amended and Restated Operating Agreement

(ii) Net Losses. Net Losses shall be allocated as follows:

(1) First, to each Member, in an amount equal to the excess, if any, of the cumulative Net Income allocated to such Member for all prior Fiscal Years pursuant to SECTION 11.1(a)(i)(2) over the cumulative Net Losses allocated to such member pursuant to this SECTION 11.1(a)(ii)(1) for the current Fiscal Year and all prior Fiscal Years, to be allocated among all such Members that have an excess amount in proportion to their respective excess amounts; and

(2) Second, one hundred percent (100%) to the Common Members, as a class, in accordance with their respective Common Percentage Interests, (unless, as to a Common Member, SECTION 11.2(h) prevents the then-allocation of Net Losses to the Common Member and to the extent that such SECTION 11.2(h) prevents such allocation).

(b) Allocations in Connection with a Capital Event. Allocations of Net Income or Net Losses that are made for a Fiscal Year during which distributions that are made with respect to a “capital event” (as determined for purposes of SECTION 12.2) occur (and, to the extent necessary in connection with a “capital event” that occurs as part of the liquidation of the Company, individual items of income and gain that would otherwise be included in the amount of Net Income or Net Losses for purposes of SECTION 11.1(a)) (and, if it is necessary to allocate such individual items of income and gain, such individual items with respect to, first, the Fiscal Year during which such “capital event” distribution occurs and, second, to the extent necessary, any prior Fiscal Year with respect to which the Company has not then-filed its income tax return for such prior Fiscal Year) shall be allocated as follows:

(i) Net Income. Net Income, and, to the extent necessary, individual items of income and gain, shall be allocated as follows:

(1) First, to each Member, if any, with a negative Capital Account balance (determined prior to taking into account any distributions pursuant to SECTION 12.1 or SECTION 12.2) in the ratio that all such negative balances bear to each other until each such Member’s Capital Account balance equals zero;

(2) Second, to each Member, until the positive Capital Account balance of the Member equals the cumulative amount of Capital Contributions of the Member that have not previously been returned to the Member pursuant to distributions pursuant to SECTION 12.1(a)(ii), 12.1(b)(ii), 12.1(b)(iii), 12.2(c)(ii) and/or 12.2(c)(iii), as applicable, to be allocated among all such Members to whom an amount is being allocated pursuant to this SECTION 11.1(b)(i)(2) in proportion to their respective, such amounts;

(3) Third, to the Preferred Members to the extent of and in the aggregate amount of distributions to such Preferred Members pursuant to SECTION 12.2(c)(i), until the aggregate Net Income allocated to each such Preferred Member pursuant to this SECTION 11.1(b)(i)(3) is equal to such distributions made to that Member pursuant to said SECTION 12.2(c)(i); and

(4) Fourth; one hundred percent (100%) to the Common Members, as a class, in accordance with their respective Common Percentage Interests.

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Amended and Restated Operating Agreement

(ii) Net Losses.

(1) First, to each Member, if any, with a positive Capital Account (determined prior to taking into account any distributions pursuant to SECTION 12.1 or SECTION 12.2) in the ratio that all such positive balances bear to each other until each such Member’s Capital Account balance equals zero; and

(2) Second, one hundred percent (100%) to the Common Members, as a class, in accordance with their respective Common Percentage Interests, (unless, as to a Common Member, SECTION 11.2(h) prevents the then-allocation of Net Losses to the Common Member and to the extent that such SECTION 11.2(h) prevents such allocation).

(c) For purposes of determining Capital Account balances and making allocations under SECTIONS 11.1(a) and/or 11.1(b) (but prior to making such allocations):

(i) each Member’s Capital Account shall be increased by any Capital Contributions made by the Member during the Fiscal Year, and shall be reduced by any distributions made to the Member during the Fiscal Year

(ii) each Member’s Capital Account shall be deemed to be increased by the Member’s share, if any, of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain (as computed immediately prior to the hypothetical sale of the Company assets), and

(iii) each Member’s Capital Account shall be adjusted for any special allocations that are made to the Member’s Capital Account pursuant to SECTION 11.2 for the Fiscal Year and all previous Fiscal Years.

11.2 Special Allocations. Notwithstanding anything to the contrary in SECTION 11.1, the following special allocations will apply.

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE 11, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount that equals such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to the sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 11.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 11.2(b), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount that equals such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain that is attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to that sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This SECTION 11.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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Amended and Restated Operating Agreement

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate a deficit in the Member’s Capital Account created by such adjustments, allocations, or distributions as quickly as possible. This SECTION 11.2(c) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(d) Gross Income Allocation. In the event any Member has a deficit balance in such Member’s Capital Account (as determined after all other allocations provided for in this ARTICLE 11 (other than SECTION 11.2(c)) have been tentatively made and after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), items of Company gross income and gross gain shall be specially allocated to such Member in an amount and manner to eliminate such deficit (as so determined) as quickly as possible.

(e) Nonrecourse Deductions. In accordance with Treasury Regulations Section 1.704-2, any Nonrecourse Deductions for a Fiscal Year shall be allocated among the Members in accordance with the Members’ respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g) Recapture Income. Any recapture income resulting from the sale or other taxable disposition of any Company asset shall be allocated, to the extent possible, among the Members in the same proportion that the deductions that directly or indirectly resulted in such recapture income were allocated and in a manner that is consistent with Treasury Regulations Sections 1.1245-1(e) and 1.1250-1(f).

(h) Limitation on Member’s Loss Allocations. Company losses shall not be allocated to a Member if the allocation of losses would cause the Member to have a negative balance in the Member’s Capital Account in excess of the sum of (i) the amount, if any, that the Member is obligated to restore to the Company under this Agreement and (ii) the amount that the Member is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). Company losses that cannot be allocated to a Member shall be allocated to the other Members; provided, however, that, if no Member may be allocated Company losses due to the limitations of this SECTION 11.2(h), Company losses will be allocated to all Members in accordance with this Agreement (without regard to this SECTION 11.2(h)).

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Amended and Restated Operating Agreement

(i) Code Section 754 Adjustments. Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner that is consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations

11.3 Tax Allocations

(a) General. Except as otherwise provided in SECTION 11.3(b), as of the end of each Fiscal Year, items of Company income, gain, loss, deduction, and expense shall be allocated for federal, state, and local income tax purposes among the Members in the same manner as such items were allocated to Capital Accounts pursuant to this ARTICLE 11.

(b) Code Section 704(c) Allocations. In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder, Company income, gains, deductions, and losses with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at that time (to be computed in accordance with the Treasury Regulations). If Company property is revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) at any time, subsequent allocations of Company income, gains, deductions, and losses with respect to such property shall take into consideration any variation between such property’s revaluation and its adjusted basis for federal income tax purposes in the same manner as the variation is taken into consideration under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in a manner that reasonably reflects the purpose and intention of this Agreement.

ARTICLE 12
DISTRIBUTIONS

12.1 Distributions of Available Cash. The Manager may cause the Company to make distributions of Available Cash to the Members at such times and in such amounts as the Manager may determine in its discretion, and the Manager’s determination shall be conclusive and binding upon the Members. All distributions of Available Cash made pursuant to this SECTION 12.1 shall be made among the Members in the following order of priority:

(a) At any point prior to the applicable Target Preferred Unit Redemption Date:

(i) First, one hundred percent (100%) to the Preferred Members, pro rata in accordance with, as to each Preferred Member, the amount of such Preferred Member’s accrued and unpaid Current Pay Preferred Return, until all accrued and unpaid Current Pay Preferred Return has been distributed; and

(ii) Thereafter, one hundred percent to the Common Members, pro rata in accordance with their relative Percentage Interests.

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Amended and Restated Operating Agreement

(b) From and after the applicable Target Preferred Unit Redemption Date:

(i) First, one hundred percent (100%) to the Preferred Members, pro rata in accordance with, as to each Preferred Member, the amount of such Preferred Member’s aggregate accrued and unpaid Preferred Return, until all accrued Preferred Return has been distributed;

(ii) Thereafter, one hundred percent (100%) to the Preferred Members, pro rata in accordance with, as to each Preferred Member, the amount of such Preferred Member’s Unreturned Capital Contributions, until all Unreturned Capital Contributions of the Preferred Members have been distributed to the Preferred Members; and

(iii) Thereafter, one hundred percent to the Common Members, pro rata in accordance with their relative Percentage Interests.

12.2 Capital Event Distributions. Whether any event shall constitute a “capital event” shall be determined by the Manager, in its sole discretion; provided, however, that in no event shall a refinancing be deemed a “capital event” requiring distributions to be made under this SECTION 12.2. If any event is determined to be a “capital event,” the proceeds of such event shall be allocated and applied as follows:

(a) Third Party Debts. To the extent available, proceeds shall be applied to the payment of debts and liabilities of the Company (including all expenses of the Company incident to its liquidation and all other debts and liabilities that the Company owes to any Member or any Affiliate of any Member).

(b) Reserves. To the extent available, proceeds shall then be applied to the setting up of any Reserves which are reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Company.

(c) Remaining Amounts. To the extent available, proceeds shall then be distributed to the Members in the following order of priority:

(i) First, one hundred percent (100%) to the Preferred Members, pro rata in accordance with, as to each Preferred Member, the amount of such Preferred Member’s aggregate accrued and unpaid Preferred Return, until all accrued Preferred Return has been distributed;

(ii) Thereafter, one hundred percent (100%) to the Preferred Members, pro rata in accordance with, as to each Preferred Member, the amount of such Preferred Member’s Unreturned Capital Contributions, until all Unreturned Capital Contributions of the Preferred Members have been distributed to the Preferred Members; and

(iii) one hundred percent to the Common Members, pro rata in accordance with their relative Percentage Interests.

12.3 Distributions for Tax Liabilities. Subject to the limitations on distributions set forth in SECTION 12.4 and SECTION 12.5, the Company shall make the following distributions to cover Member tax liabilities:

(a) The Company shall make distributions of money to each Member in amounts that the Manager considers reasonably sufficient to enable each such Member to pay the federal, state and, if applicable, local income taxes on the income and gain (net of any cumulative tax benefits produced for the Members by the Company’s losses, deductions and credits, including Net Losses, deductions and credits with respect to preceding Fiscal Years to the extent that they have not been used to offset for purposes of this SECTION 12.3 Net Income and gain with respect to preceding Fiscal Years) that passes through the Company to the Members under applicable provisions of the Code (the “Taxes on Pass Through Income”).

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Amended and Restated Operating Agreement

(b) The amount distributed to Members shall be determined by the Manager using a good faith determination of the Taxes on Pass Through Income applicable to the Members. The determination shall take into account the withholdings, if any, that the Company is obligated to pay, as described in SECTION 12.6, with respect to the income and gain on which the determination is made.

(c) The Company shall make the distributions required above in a timely manner to allow the tax attributable to the income and gain passed through the Company to any Member to be paid on an annual basis or on a quarterly basis as necessary for such Member to pay any estimated taxes due with respect to such income and gain.

(d) All distributions to a Member made pursuant to this SECTION 12.3 shall reduce the amount of the next succeeding distribution or distributions that would have been otherwise distributed to such Member pursuant to SECTION 12.1 or SECTION 12.2.

12.4 Insolvency. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made which would render the Company insolvent.

12.5 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member in respect of such Member’s ownership of Units if such distribution would violate the Act or other applicable law.

12.6 Withholding; Composite and Similar Income Taxes. This SECTION 12.6 does not apply to matters to which SECTION 9.5 applies. Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements, or composite or similar income taxes, under any law and shall remit amounts required to be withheld to, shall pay required composite and similar income taxes to, and shall file required forms with applicable taxing authorities. To the extent that the Company is required to withhold and pay over any amounts, or to pay composite or similar income taxes, to any taxing authority with respect to distributions, payments or allocations to any Member, the amount withheld, or the amount of composite or similar income tax paid, shall be treated as a distribution or a payment, as applicable, of cash to such Member. The Company may withhold from distributions or payments then otherwise to be made to one or more of the Members and to pay any federal, state, local or foreign government any amounts required to be so withheld and paid as a withholding tax, or any amounts required to be so paid as a composite income or similar tax, pursuant to the Code or any provision of any other federal, state, local or foreign law. If (a) the Company is obligated to pay to a federal, state, or local government a withholding tax or a composite income or similar tax with respect to a Member and (b) the amount of the Company’s obligation with respect to the Member exceeds the amount of Company funds that otherwise would be then distributable or payable to the Member, notwithstanding any other provision of this Agreement, the Member will contribute or pay to the Company at least three Business Days prior to the due date of the Company’s payment the amount of funds required (i.e., the full amount of the payment with respect to the Member if no Company funds would be then distributable or payable to the Member or the amount by which the amount of the payment with respect to the Member exceeds the amount of Company funds that otherwise would be then distributable or payable to the Member) to allow the Company to satisfy fully and timely its obligation to pay, as applicable, the withholding tax or the composite income or similar tax. Any contribution or payment that is made pursuant to the preceding sentence shall not be treated as an additional Capital Contribution from the contributing or paying Member. Each Member agrees to furnish the Company such forms or other documentation as are reasonably necessary to assist the Company in determining the extent of, and in fulfilling, its withholding obligations and its composite or similar income tax obligations. All withholdings and payments, and all composite or similar income tax payments, with respect to a Member pursuant to this SECTION 12.6 (other than to the extent that, pursuant to this SECTION 12.6, the Member contributes or pays funds to the Company with which to make any withholding and payment or payment) shall be treated as a distribution or payment of cash to such Member for all purposes under this Agreement (and any other applicable document) and shall reduce the amount of the next succeeding distribution or distributions that otherwise would have been distributed to such Member pursuant to SECTION 12.1 or SECTION 12.2 (or the amount of the next succeeding payment or payments that otherwise would have been paid under this Agreement or any other applicable document). This SECTION 12.6, and a Member’s rights and obligations pursuant to this SECTION 12.6, shall survive (i) the termination, liquidation or dissolution of the Company and (ii) the transfer, redemption or liquidation of a Member’s limited liability company interest in the Company.

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Amended and Restated Operating Agreement

12.7 Redemption of Preferred Units. Notwithstanding anything in this Agreement to the contrary, if, at such time prior to a sale or other disposition of the Project, any Preferred Member has received distributions from the Company with respect to Preferred Unit held by the Preferred Member equal to (i) 100% of the accrued and unpaid Preferred Return with respect to such Preferred Unit, plus (ii) 100% of such Preferred Member’s Capital Contributions with respect to such Preferred Unit, such Preferred Unit shall be automatically redeemed by the Company without any further action, approval or vote of the Company, the Manager or the Preferred Member holding such Preferred Unit. The Manager intends to, but shall not be obligated to, redeem Preferred Units from each Preferred Member in accordance with this SECTION 12.7 no later than the applicable Target Preferred Unit Redemption Date of the Preferred Units held by such Preferred Member. Upon redemption by the Company in accordance with this SECTION 12.7, any Preferred Unit so redeemed shall be deemed cancelled and shall not be available for further issuance by the Company.

ARTICLE 13
DISSOLUTION AND LIQUIDATION

13.1 Events Causing Dissolution. The Company shall be dissolved only upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) The determination of the Manager; or

(b) The final decree of a court that dissolution is required under applicable law.

13.2 Liquidation and Winding Up. If the Company is dissolved pursuant to SECTION 13.1, the Company shall be liquidated and the Manager (or other Person or Persons designated by the Manager or a decree of court) shall wind up the affairs of the Company. The Manager or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a) First, to the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member);

(b) Second, to the establishment of any Reserves deemed necessary by the Manager or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

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Amended and Restated Operating Agreement

(c) Third, to the repayment of any outstanding loans from a Member to the Company, pro rata in proportion to the amounts owed to such Members; and

(d) The balance, if any, to the Members in accordance with SECTION 12.2.

13.3 Discretion; Reasonable Time for Winding Up. The Manager will have discretion to determine the timing and manner of termination of the Company and the winding up of its business. Without limiting the foregoing, in connection with the termination of the Company, the Manager, if consistent with the Act and this Agreement, may take any one or more of the following actions, in addition to any other action otherwise approved pursuant to this Agreement: dissolve the Company and liquidate its assets; make cash distributions, in kind distributions or a combination of thereof; merge or consolidate the Company with another company (including an Affiliate of the Manager); contribute the Company’s assets to another company (including an Affiliate of the Manager) in exchange for securities of that company and distribute such securities as in-kind distributions; conduct a so-called “UPREIT” transaction with a real estate investment trust (REIT) (including an Affiliate of the Manager) in exchange for securities of the REIT and distributing such securities to the Members as an in kind distribution; or a combination of the foregoing. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this ARTICLE 13, in order to minimize any losses otherwise attendant upon such winding up, and the Company shall not be dissolved until the completion of the liquidation and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

13.4 Restoration of Deficit Capital Accounts.

(a) A Member with a deficit balance in the Member’s Capital Account after all of the allocations and distributions pursuant to ARTICLE 11 and ARTICLE 12 of this Agreement have been made upon the liquidation of the Company or the Member’s limited liability company interest in the Company shall not be obligated to contribute property or cash to the Company to restore such deficit Capital Account balance.

(b) Notwithstanding SECTION 13.4(a) to the contrary, a Member may elect, on or before the date prescribed by law for filing of the Company’s federal income tax return (not including extensions) for the Fiscal Year with respect to which such election is to be effective, to be obligated unconditionally to restore all or a portion of the deficit balance in the Member’s Capital Account upon the liquidation (within the meaning of the then applicable Treasury Regulations under Code Section 704) of the Member’s limited liability company interest in the Company. A Member may elect pursuant to this SECTION 13.4 more than once. Any such election shall be evidenced by written notice from the electing Member in accordance with the then applicable Treasury Regulations under Code Section 704, delivered on or before the above described date and specifying the amount of the deficit balance for which the electing Member elects a deficit restoration obligation.

(c) The amount of an electing Member’s deficit restoration obligation pursuant to this SECTION 13.4 shall be reduced, or eliminated, automatically to the extent, if any, that the deficit balance in the electing Member’s Capital Account (after reduction for the items described in (4), (5) and (6) of Treasury Regulations Section 1.704 1(b)(2)(ii)(d)) is reduced or eliminated as of the end of a subsequent Fiscal Year without affecting the validity of prior allocations to the electing Member. The preceding sentence incorporates the principles of Treasury Regulations Section 1.704 1(b)(2)(ii)(f) and shall be interpreted, and applied, consistently therewith (or with corresponding provisions of succeeding law).

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Amended and Restated Operating Agreement

(d) If, following the liquidation of an electing Member’s limited liability company interest in the Company, the electing Member has a deficit balance in the electing Member’s Capital Account after taking into account all Capital Account adjustments for the Fiscal Year with respect to which the liquidation occurs and all prior Fiscal Years, the electing Member shall contribute to the Company, within the then required time period under the Code or the Treasury Regulations, the amount that is equal to the lesser of (x) the then deficit balance in the electing Member’s Capital Account and (y) the then amount of the electing Member’s deficit restoration obligation pursuant to this SECTION 13.4.

(e) Any amount that the electing Member contributes to the Company in satisfaction of the electing Member’s deficit restoration obligation pursuant to this SECTION 13.4 shall be paid to creditors of the Company or distributed to each other Member of the Company, if any, that has a positive Capital Account balance in accordance with their respective positive Capital Account balances.

(f) An electing Member agrees and acknowledges that (i) an election pursuant to this SECTION 13.4 is a promise by the electing Member to contribute capital to the Company (as set forth in, and in accordance with, this SECTION 13.4) that is an enforceable Capital Contribution obligation pursuant to this Agreement and applicable law, (ii) the amount of any such election may be enforced against the electing Member (including as to collection thereon) in accordance with all applicable provisions of this Agreement (including, for example, remedies, governing law, venue, and jurisdiction) as a contractual obligation of the electing Member pursuant to this Agreement and otherwise in accordance with all applicable provisions of law, and (iii) upon written request by the Company to the electing Member, periodically from time to time (but no more frequently than once each calendar quarter and only for so long as the electing Member’s obligation is outstanding pursuant to this SECTION 13.4), the electing Member will provide to the Company, within a reasonable period of time after the electing Member’s receipt of the Company’s written request (but not to exceed 30 days), commercially reasonable documentation regarding the electing Member’s then financial condition (including, for example, a balance sheet and other financial statements).

(g) An electing Member’s deficit restoration obligation pursuant to this SECTION 13.4 may be reduced or eliminated (i) only in accordance with the terms of this Agreement (as described in the third paragraph of this SECTION 13.4) and (ii) only to the extent (if any) that a transferee of all or a portion of the electing Member’s limited liability company interest in the Company assumes all or a portion of the electing Member’s deficit restoration obligation pursuant to this SECTION 13.4. An electing Member’s deficit restoration obligation pursuant to this SECTION 13.4 otherwise will not end or terminate.

ARTICLE 14
AMENDMENT

This Agreement may be amended only upon the affirmative vote or written consent of (i) the Manager, (ii) the holders of at least a majority of the Preferred Units, and (iii) the holders of at least a majority of the Common Units; provided, however, that the Manager shall have the right to amend this Agreement and any applicable schedules or exhibits hereto in connection with the exercise of any of its rights which do not require the approval of the Members and in connection with any amendment necessary to reflect the intention of the parties. Specifically, and without limitation, the Manager may unilaterally make amendments without the consent of the Members (a) to reflect the addition of one or more Members or transfers of interests in the Company, (b) to clarify any inaccuracy or ambiguity herein or to reconcile any inconsistent provision herein, (c) to correct a typographical error; (d) to delete from or add to any provision required to be so deleted or added by a state securities commission, which addition or deletion is deemed by such commission to be for the benefit or protection of all Members; (e) which are based upon written advice of tax counsel to the Company; or (f) that have no adverse effect on any Member or benefit all Members.

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Amended and Restated Operating Agreement

ARTICLE 15
REPRESENTATIONS, WARRANTIES OF THE MEMBERS; POWER OF ATTORNEY

15.1 Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member, and acknowledges, that (a) such Member has such knowledge and experience in financial and business matters that the Member is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (b) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (c) such Member is acquiring an interest in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (d) the Units have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under the applicable securities laws and the provisions of this Agreement have been complied with; and (e) the execution, delivery and performance of this Agreement by such Member do not require the Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to the Member, or any agreement or instrument to which the Member is a party or by which the Member is bound.

15.2 Power of Attorney. By signing this Agreement, each Member designates and appoints the Manager its true and lawful agent and attorney in fact, in its name, place and stead, to:

(a) complete or correct, on behalf of such Member, administrative matters contained in the documents to be executed by such Member in connection with such Member’s subscription for an interest in the Company, including, without limitation, filling in or amending amounts, dates, and other pertinent information; and

(b) make, execute, sign, acknowledge, swear to and file: (i) any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding up and termination of the Company (including, but not limited to, a Statement of Dissolution and/or Statement of Termination); (ii) any business certificate, fictitious name certificate, amendment thereto, or other instrument, agreement, indemnity or document of any kind necessary or desirable to accomplish the business, purposes and objectives of the Company, or required by an applicable federal, state or local law; (iii) any counterparts of this Agreement or agreements with additional or substitute Members, and any amendments hereto or thereto (whether or not such Member is a signatory thereto) provided such amendment has been approved as provided herein; and (iv) all other filings with agencies of the federal government, of any state or local government, or of any other jurisdiction, which the Manager considers necessary or desirable to carry out the purposes of this Agreement and the business of the Company.

The power of attorney hereby granted by each of the Members is coupled with an interest, is irrevocable, shall survive the Transfer of the Member’s interest in the Company and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Member.

Notwithstanding the foregoing, such representative and attorney-in-fact shall not have any right, power or authority to amend this Agreement in a manner that is inconsistent with the other provisions of this Agreement.

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Amended and Restated Operating Agreement

ARTICLE 16
MISCELLANEOUS PROVISIONS

16.1 Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to in this Agreement) contains the entire understanding between the Members with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement.

16.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

16.4 Successors and Assigns. This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the parties to this Agreement.

16.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing. Without limiting the manner by which written notice may otherwise be given, any notice shall be effective if given by a form of Electronic Transmission consented to in writing by the Person to whom the notice is given, which consent has not been revoked in writing. Notice will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed to a Person’s address set forth in the records of the Company or designated in writing by such Person, if sent by first class mail, return receipt requested, (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, (v) if sent by facsimile telecommunication, when directed to a number at which the Person receiving notice has consented to receive notice, (vi) if by electronic mail when directed to an electronic mail address at which the Person receiving notice has consented to receive notice, or (vii) if by any other form of Electronic Transmission, when directed to the Person who is receiving notice. All notices to the Company shall be addressed to its Principal Office.

16.6 Headings; Interpretation. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be construed and interpreted as if drafted by all parties hereto and the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

16.7 References. References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

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Amended and Restated Operating Agreement

16.8 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the state of Minnesota, without giving effect to any choice of law provisions thereof. Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement, except as otherwise specifically required by the Act.

16.9 Waiver of Jury Trial. THE COMPANY AND EACH MEMBER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

16.10 Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever; provided, however, that the Indemnitees shall, as intended third-party beneficiaries thereof, be entitled to the enforcement of ARTICLE 7, but only insofar as the obligations sought to be enforced thereunder are those of the Company.

16.11 Additional Actions and Documents. The parties agree to execute and deliver any further instruments or perform any acts that are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

16.12 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

16.13 Waiver of Partition. Each Member hereby irrevocably waives any and all rights that he, she, or it may have to maintain an action for partition of any of the Company’s property.

16.14 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the antecedent may require.

[Signature Page to Follow]

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Amended and Restated Operating Agreement

IN WITNESS WHEREOF, the undersigned hereto have caused this Amended and Restated Operating Agreement to be executed by their duly authorized representatives as of the Effective Date.

MANAGER:

NORHART PROPERTIES LLC

By:	/s/ Michael S. Kaeding
Name:	Michael S. Kaeding
Its:	Chief Executive Officer

COMMON MEMBER:

NORHART PROPERTIES LLC

By:	/s/ Michael S. Kaeding
Name:	Michael S. Kaeding
Its:	Chief Executive Officer

PREFERRED MEMBER:

NORHART INVEST LLC

By:	/s/ Michael S. Kaeding
Name:	Michael S. Kaeding
Its:	Chief Executive Officer